Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FOURTH QUARTER AND FISCAL 2008 YEAR-END RESULTS

DALLAS, Texas (May 20, 2008) – Palm Harbor Homes, Inc. (NASDAQ:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 28, 2008.

Net sales for the fourth quarter totaled $126.5 million compared with $135.9 million in the year-earlier period. Palm Harbor reported an operating loss of $7.7 million for the fourth quarter compared with operating loss of $7.3 million in the same period last year. Net loss for the fourth quarter of 2008 totaled $12.7 million, or $0.55 per share, compared with a net loss of $7.2 million, or $0.32 per share, a year ago. Results for the fourth quarter of fiscal 2008 included $8.3 million, or $0.36 per diluted share, for restructuring charges related to closing three factories and 18 retail sales centers. Results for the fourth quarter of fiscal 2007 included $4.1 million, or $0.18 per diluted share, for restructuring charges related to closing one factory and five retail sales centers.

Net sales for fiscal 2008 were $555.1 million compared with $661.2 million a year ago. For fiscal 2008, the operating loss was $95.3 million compared with the operating loss of $2.2 million in fiscal 2007. Net loss for fiscal 2008 totaled $124.3 million, or $5.44 per share, compared with the net loss of $11.6 million, or $0.51 per share, for fiscal 2007. These results include non-recurring, non-cash charges of $95.7 million, or $4.19 per share, taken in the second quarter of fiscal 2008 related to the impairment of all of the Company’s previously recorded goodwill and the establishment of a valuation allowance against all of the Company’s net deferred tax assets. Excluding these non-recurring, non-cash charges, and the restructuring charges noted above for the fourth fiscal quarter, net loss for the fiscal year ended March 28, 2008, was $0.89 per share. Results for fiscal 2007 included $12.1 million, or $0.53 per diluted share, for restructuring charges taken in the second and fourth quarters related to closing a total of two factories and 13 retail sales centers and the write-off of the Company’s investment in BSM Financial, L.P.

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Palm Harbor’s results for the fourth quarter of fiscal 2008 reflect the continuation of what has been the most challenging period in recent history for the overall housing market. National HUD-code shipments were down 19 percent in calendar 2007 and have continued to decline through the past quarter. The collapse has been the most dramatic in our key manufactured housing markets of Florida, Arizona and California, the mainstays of Palm Harbor’s wholesale Lifestyle Community business. In contrast to the drop in multi-section shipments, our single-section manufactured housing sales were up over 51 percent for the year, driven primarily by increased Texas retail deliveries. Modular sales accounted for 35 percent of the Company revenues in the fourth quarter. While the average retail selling price of our modular products was up, sales volumes have been affected by increased site-built competition and tightened mortgage financing. We continue to believe that modular products represent an important growth opportunity for Palm Harbor as market conditions improve.

“Considering the industry environment, we believe we have taken the difficult, but necessary steps to reduce our manufacturing capacity and distribution channels to effectively align with current and expected regional demand,” Keener added. “The restructuring actions, which included the closure of three factories and 18 retail sales centers, are expected to result in annual savings of approximately $20 million, primarily in reduced selling, general and administrative expenses. This restructuring was accomplished on time and on budget and should lower our go forward breakeven point by approximately $100 million in annual revenues. We believe we now have a business model in place that will allow us to be profitable in this environment while continuing to lead the industry in revenue and gross margin per home sold.

“As a fully integrated company, we have the additional advantage of a profitable insurance and finance operation. Standard Casualty, our insurance subsidiary, had its best year in history and continued to gain market share with both new policies and renewals ahead of fiscal 2007 levels. As previously announced, Country Place Mortgage (“CPM”), our full-service lending subsidiary, sold approximately $51.3 million of its $69.4 million warehoused portfolio of chattel and mortgage loans in April 2008. Notably, we sold these loans at book value without incurring a loss. Approximately $41.5 million of the proceeds were used to repay in full and terminate CPM’s borrowing facility. With our continued ability to originate and service conforming mortgage products, we remain confident in our ability to provide viable financing alternatives for our credit-worthy customers.”

Keener continued, “As we look to fiscal 2009, our primary objective will be to return Palm Harbor to profitability by executing in several key strategic areas. First, we will continue to introduce new products at lower price points designed for both the manufactured housing and modular markets we serve. We are focusing our promotional and advertising efforts on Internet marketing, which has proven to be a more cost-effective channel to reach new customers and generate sales leads. We have also identified new distribution channels in the commercial, military and multi-family markets and believe these each offer additional growth opportunities for Palm Harbor. Along with this, we have identified ways to improve our operating efficiencies as we assimilate the consolidated production into our remaining factories. Finally, we remain focused on cash generation and conservation throughout our operations. While we do not see any near-term signs of recovery for the factory-built housing industry, we are already realizing the benefits of these actions and remain confident we will meet our goal to be profitable in fiscal 2009.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We have remained intensely focused on maintaining a strong financial position and following a disciplined fiscal strategy through this market cycle. We ended the year with a solid financial position with our balance sheet reflecting over $28.2 million in cash and cash equivalents as of March 28, 2008. As we enter fiscal 2009, we believe we have taken the necessary steps to reduce our costs and effectively align our overhead with current demand.”

A conference call regarding this release is scheduled for tomorrow, May 21, 2008, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 28, 2008 and March 30, 2007

	Fourth Quarter Ended		Fiscal Year Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
	(Unaudited)
Net sales	$126,537	$135,906	$555,096	$661,247
Cost of sales	95,803	106,025	421,371	503,419
Selling, general and administrative expenses	38,456	37,159	150,562	160,016
Goodwill impairment	—	—	78,506	—

Loss from operations	(7,722)	(7,278)	(95,343)	(2,188)

Interest expense	(4,668)	(4,397)	(18,654)	(15,695)
Equity in loss of limited partnership and impairment charges	—	—	—	(4,709)
Interest income and other	116	1,356	3,625	4,901

Loss before income taxes	(12,274)	(10,319)	(110,372)	(17,691)
Income tax benefit (expense)	(389)	3,092	(13,890)	6,126

Net loss	$(12,663)	$(7,227)	$(124,262)	$(11,565)

Loss per common share:
Basic and diluted	$(0.55)	$(0.32)	$(5.44)	$(0.51)

Weighted average common shares outstanding:
Basic and diluted	22,852	22,852	22,852	22,852

Condensed Balance Sheets

(Dollars in thousands)

March 28, 2008 and March 30, 2007

	March 28, 2008	March 30, 2007
Assets
Cash and cash equivalents	$28,206	$44,292
Trade accounts receivables	31,616	33,978
Consumer loans receivable, net (including $51,300 of loans sold in April 2008)	267,636	228,289
Total inventories	123,294	138,690
Property, plant and equipment, net	47,002	60,247
Other assets	67,646	177,768

Total Assets	$565,400	$683,264

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$96,853	$108,081
Floor plan payable	59,367	43,603
Convertible debt	75,000	75,000
Warehouse revolving debt	42,175	12,045
Securitized financings	165,430	194,405
Shareholders’ equity	126,575	250,130

Total Liabilities and Shareholders’ Equity	$565,400	$683,264

PALM HARBOR HOMES, INC.

Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
FACTORY-BUILT HOUSING:
Company-owned sales centers and builder locations:
Beginning	106	111	107	116
Added	—	1	2	7
Closed	(19)	(5)	(22)	(16)

Ending	87	107	87	107

Factory-built homes sold through:
Company-owned sales centers and builder locations	857	842	3,763	4,003
Independent dealers	348	426	1,686	2,734

Total factory-built homes sold	1,205	1,268	5,449	6,737

Factory-built homes sold as:
Single-section	152	107	658	434
Multi-section	698	769	3,163	4,453
Modular	355	392	1,628	1,850

Total factory-built homes sold	1,205	1,268	5,449	6,737

Average sales prices:
Manufactured housing – retail	$76,000	$79,000	$76,000	$79,000
Manufactured housing – wholesale	$54,000	$64,000	$61,000	$66,000
Modular housing – retail	$164,000	$164,000	$176,000	$165,000
Modular housing – wholesale	$79,000	$84,000	$80,000	$80,000

Homes produced	1,061	1,226	5,068	6,306
Internalization rate (manufactured and modular)	66%	63%	64%	58%

FINANCIAL SERVICES
Loan originations:
CPM	204	211	939	1,013
BSM	—	102	—	632

Insurance penetration:
Warranty	91%	90%	91%	91%
Physical damage	68%	61%	63%	61%